Exhibit 99.1

Comera Life Sciences Reports Financial Results for

Fourth Quarter and Full Year 2022 and Recent Business Highlights

– Extended and broadened its ongoing research collaboration with Regeneron, a leading U.S. biotechnology company –

– Announced CLS-001 as subcutaneous formulation of vedolizumab, a currently marketed monoclonal antibody for the treatment of inflammatory bowel disease (IBD) –

– Joined the Subcutaneous Drug Development & Delivery Consortium (SC Consortium) to advance the science, technology, and best practices for subcutaneous (SQ) drug development and delivery –

WOBURN, Mass.—March 16, 2023— Comera Life Sciences Holdings, Inc. (Nasdaq: CMRA), a life sciences company developing a new generation of bio-innovative biologic medicines to improve patient access, safety, and convenience, today reported financial results for the fourth quarter and full year ended December 31, 2022, and provided a business update.

“During 2022, Comera generated significant momentum, strengthening of the Company’s capabilities, team, proprietary pipeline, and executing pharmaceutical partnerships to drive value for Comera shareholders and our partners. These accomplishments have positioned Comera to achieve substantial progress across our business,” said Jeffrey Hackman, Chairman and Chief Executive Officer of Comera. “As we continue to execute on our goals and drive our value proposition, we are bolstered by our mission to transform the patient experience. Our novel technology and deep experience in protein formulation has the potential to transform the delivery of biologics from intravenous to subcutaneous form enabling people to self-medicate at home and ultimately reduce healthcare costs, improving quality of life. ”

Recent Business Highlights

•

Extended and broadened its ongoing research collaboration with Regeneron, a leading U.S. biotechnology company. The partnership includes a right to negotiate a license after further technical evaluation is complete.

•

Announced its lead pipeline candidate CLS-001 as a SQ formulation of vedolizumab, a currently marketed product for the treatment of IBD including Crohn’s disease and ulcerative colitis. Comera believes that a SQ formulation of vedolizumab could have significant advantages for patients and the healthcare system, compared to the current intravenous (IV) formulation.

•

Became a member of SC Consortium. As a member, Comera will contribute to SC Consortium activities and the progression of the organization’s overall strategic vision to advance the science, technology, and best practices for SQ drug development and delivery.

•

In October 2022, announced favorable safety and pharmacokinetic results from its SEQURUS-2 study. Together with the SEQURUS-1 study, the SEQURUS-2 data demonstrate no evidence of local or systemic toxicity of caffeine in animals when administered subcutaneously with ipilimumab. Additionally, the results indicated that caffeine had no impact on ipilimumab half-life and no effect on pharmacokinetic data for both the IV and SQ groups.

•

Appointed Janice Marie McCourt as Chief Business Officer. In her role at Comera, Ms. McCourt is responsible for business development, including evaluation and execution of out-licensing, in-licensing and strategic transaction opportunities, and driving the execution of the Company’s commercial strategy. Ms. McCourt brings more than 30 years of biotechnology and pharmaceutical experience.

•

In January 2023, announced the completion of a private placement to existing stockholders, of 2,406,242 units, at a purchase price of $1.48 per unit, with each unit consisting of one share of the Company’s common stock and one five-year warrant to purchase two shares of the Company’s common stock at an exercise price of $1.23 per share. Gross proceeds of approximately $3.6 million are expected to be used for working capital and general corporate purposes.

•

In January 2023, presented data on viscosity reduction and stabilization using its SQore™ platform technology excipients at the 22nd Annual PepTalk Conference in San Diego. The presentation was titled “Biophysical characterization of excipient combinations for mAb formulation development.”

Fourth Quarter 2022 Financial Results

Comera reported revenues of $156 thousand for the three months ended December 31, 2022, compared to $73 thousand for the same period in 2021, with the increase primarily related to research activities performed under customer contracts.

Cost of revenue totaled $50 thousand for the three months ended December 31, 2022, compared to $39 thousand for the same period in 2021.

R&D expenses totaled $489 thousand for the three months ended December 31, 2022, compared to $490 thousand for the same period in 2021.

General and administrative expenses totaled $2.7 million for the three months ended December 31, 2022, compared to $1.6 million for the same period in 2021, due primarily to an increase in expenses in connection with the Company’s growth and costs associated with operating a public company.

Comera reported a net loss of $3.1 million, or $0.18 loss per share for the three months ended December 31, 2022, primarily driven by increased expenses to support the Company’s growth and public company related costs, as compared to a net loss of $2.0 million, or $5.06 loss per share, for the same period in 2021.

Comera had $2.0 million in cash, cash equivalents, and restricted cash at December 31, 2022.

Year-Ended 2022 Financial Results

Comera reported revenues of $633 thousand for the year-ended December 31, 2022, compared to $320 thousand for the same period in 2021, with the increase primarily related to research activities performed under customer contracts.

Cost of revenue totaled $210 thousand for the year-ended December 31, 2022, compared to $161 thousand for the same period in 2021.

R&D expenses totaled $1.7 million for the year-ended December 31, 2022, compared to $1.8 million for the same period in 2021.

General and administrative expenses totaled $10.7 million for the year-ended December 31, 2022, compared to $3.9 million for the same period in 2021, due primarily to an increase in expenses in connection with the Company’s growth and costs associated with transitioning to a public company.

Comera reported a net loss of $18.4 million, or $1.76 loss per share for the year-ended December 31, 2022, primarily driven by increased expenses to support the Company’s growth and public company related costs, as compared to a net loss of $5.5 million, or $1.81 loss per share, for the same period in 2021.

About Comera Life Sciences

Leading a compassionate new era in medicine, Comera Life Sciences is applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous (IV) to subcutaneous (SQ) forms. The goal of this approach is to provide patients with the freedom of self-injectable care, reduce institutional dependency and to put patients at the center of their treatment regimen.

To learn more about the Comera Life Sciences mission, as well as the proprietary SQore™ platform, visit https://comeralifesciences.com/.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: the Company’s ability to maintain the listing of its securities on the Nasdaq Capital Market; the price of the Company’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which the Company plans to operate, variations in performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the capital structure; the Company’s ability to execute on its business plans, forecasts, and other expectations and identify and realize additional opportunities; the risk of economic downturns and the possibility of rapid change in the highly competitive industry in which the Company operates; the risk that the Company and its current and future collaborators are unable to successfully develop and commercialize the Company’s products or services, or experience significant delays in doing so; the risk that we will be unable to continue to attract and retain third-party collaborators, including collaboration partners and licensors; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that the Company is unable to secure or protect its intellectual property; the risk that the Company is unable to secure regulatory approval for its product candidates; the effect of any resurgence of the COVID-19 pandemic or other public health emergencies on the Company’s business; general economic conditions; and other risks and uncertainties described in the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2022 under “Risk Factors” and in other filings that have been made or will be made with the SEC. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Comera’s Current Report on Form 8-K filed with the SEC on May 25, 2022 and other documents filed by Comera from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Comera assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Comera can give no assurance that it will achieve its expectations.

Contacts

Comera Investor

John Woolford

ICR Westwicke

John.Woolford@westwicke.com

Comera Press

Jon Yu

ICR Westwicke

ComeraPR@westwicke.com

COMERA LIFE SCIENCES HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31.

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$446,607	$6,510,140
Restricted cash - current	1,505,625	—
Accounts receivable	34,320	—
Due from related parties	—	286
Deferred issuance costs	90,047	—
Prepaid expenses and other current assets	986,499	270,648

Total current assets	3,063,098	6,781,074
Restricted cash - noncurrent	50,000	50,000
Property and equipment, net	257,186	234,167
Right of use asset	313,629	320,373
Security deposit	43,200	32,200

Total assets	$3,727,113	$7,417,814

Liabilities, Convertible Preferred Stock, Stockholders’ Deficit and Members’ Equity
Current liabilities:
Accounts payable	$1,458,267	$416,941
Accrued expenses and other current liabilities	1,187,764	506,611
Insurance premium financing	455,562	—
Deposit liability	1,505,625	—
Deferred revenue	144,280	—
Lease liability - current	199,184	121,552

Total current liabilities	4,950,682	1,045,104
Derivative warrant liabilities	277,507	—
Lease liability - noncurrent	120,302	201,504

Total liabilities	5,348,491	1,246,608
Commitments and contingencies
Series A convertible preferred stock	4,517,710	—
Convertible preferred stock	—	20,857,453
Stockholders’ deficit:
Common stock, $0.0001 par value; 150,000,000 shares authorized; 16,709,221 and 308,443 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	1,671	31
Additional paid-in capital	28,655,164	2,213,547
Accumulated deficit	(34,795,923)	(16,899,825)

Total stockholders’ deficit and members’ equity	(6,139,088)	(14,686,247)

Total liabilities, convertible preferred stock, stockholders’ deficit and members’ equity	$3,727,113	$7,417,814

COMERA LIFE SCIENCES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$156,120	$73,334	$633,102	$319,832
Cost of revenue	50,360	38,934	210,390	161,008
Operating expenses:
Research and development	489,263	490,342	1,739,833	1,752,669
General and administrative	2,655,578	1,568,161	10,652,894	3,941,783

Total operating expenses	3,144,841	2,058,503	12,392,727	5,694,452

Loss from operations	(3,039,081)	(2,024,103)	(11,970,015)	(5,535,628)
Other income (expense), net:
Change in fair value of derivative warrant liabilities	54,105	—	2,008,872	—
Reverse recapitalization issuance costs in excess of gross proceeds	—	—	(6,566,821)	—
Common stock purchase agreement issuance costs	—	—	(1,029,077)	—
Gain on debt extinguishment	—	—	—	160,588
Change in fair value of convertible notes	—	—	—	(76,738)
Interest expense	(7,618)	—	(20,391)	—
Other expense, net	—	—	(426,666)	—

Total other (expense) income, net	46,487	—	(6,034,083)	83,850

Net loss and comprehensive loss	(2,992,594)	(2,024,103)	(18,004,098)	(5,451,778)

Less: accretion of convertible preferred stock to redemption value	(85,872)	—	(373,856)	—

Net loss attributable to common stockholders or unit holders	$(3,078,466)	$(2,024,103)	$(18,377,954)	$(5,451,778)

Net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$(0.18)	$(5.06)	$(1.76)	$(1.81)
Weighted-average number of common shares or units used in computing net loss per share or unit attributable to common stockholders or unit holders—basic and diluted	$16,689,248	$400,000	$10,452,697	$3,012,603